                                                                                             Exhibit 99.2

                                          Report Of Independent
                                    Registered Public Accounting Firm

To the Board of Directors
Structured Obligations Corporation
New York, New York

We have examined the compliance of Structured Obligations  Corporation (Depositor) and U.S. Bank National
Association  (Trustee) with the Base Trust Agreement and the Select Notes Trust Supplement LT 2003-2 (the
Agreements)  relating to the  administration  of the  underlying  securities  and related  credit support deposited  in or held by the  Select  Notes  Trust LT  2003-2  for the year  ended  December  31,  2007.
Depositor's  management is responsible for compliance with those  requirements.  Our responsibility is to express an opinion on compliance with the Agreements based on our examination.

Our  examination  was  conducted  in  accordance  with the  standards  of the Public  Company  Accounting
Oversight Board (United States) and,  accordingly,  included examining,  on a test basis,  evidence about
Depositor's and Trustee's  compliance with those  requirements  described above and performing such other procedures as we considered  necessary in the circumstances.  We believe that our examination  provides a reasonable basis for our opinion.  Our examination does not provide a legal  determination of Depositor's and Trustee's compliance with specified requirements.

In our  opinion,  Depositor  and Trustee  complied,  in all  material  respects,  with the  requirements described above of the Agreements for the year ended December 31, 2007.

This report is intended solely for the information and use of Structured  Obligations  Corporation,  U.S.
Bank National  Association,  and the Certificate  Holders of the Select Notes Trust LT 2003-2, and is not
intended to be, and should not be used by anyone other than those specified parties.

/s/ RubinBrown LLP
St. Louis, Missouri
February 20, 2008